EXECUTION COPY

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT, dated as of June 14, 2010 (this “Agreement”), is by and among Chindex International, Inc., a Delaware corporation (the “Company”), Fosun Industrial Co., Limited, a Hong Kong corporation (the “Investor”), and Shanghai Fosun Pharmaceutical (Group) Co., Ltd, a Chinese corporation (the “Warrantor”).

W I T N E S S E T H:

WHEREAS, the Company, the Investor and the Warrantor have entered into a Stock Purchase Agreement, dated June 11, 2010 (as it may be amended from time to time) (the “Purchase Agreement”), pursuant to which the Investor is, concurrently herewith, (i) contemplating purchasing shares of common stock of the Company, par value $0.01 per share (“Common Stock”), in the open market or otherwise from third parties and (ii) agreeing to acquire directly from the Company shares of Common Stock (such shares of Common Stock as are acquired by the Investor and its Affiliates pursuant to the Purchase Agreement being referred to herein as the “Shares”);

WHEREAS, the Company’s principal purpose in entering into the Purchase Agreement and this Agreement is to align the interests of the Investor with that of the Company and then to preserve such alignment; and

WHEREAS, the Company, the Investor and the Warrantor desire to set forth their respective obligations in connection with the ownership, directly or indirectly, at any time and from time to time, by the Investor, the Warrantor and any of their Affiliates (as defined below) of the Shares and any other shares (the “Other Shares”) of Common Stock heretofore or hereafter acquired.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions herein and intending to be legally bound, the parties hereto, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Amended Rights Agreement” shall have the meaning set forth in the Purchase Agreement.

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning.

“Board” means the Board of Directors of the Company.

“Board Representative” shall have the meaning set forth in Section 2.3(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Beijing, China. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Change of Control” shall have the meaning set forth in Section 4.1(g).

“Charter Documents” shall have the meaning set forth in the Purchase Agreement.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.1(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, between Shanghai Fosun Pharmaceutical (Group) Co., Ltd and the Company, dated as of December 16, 2009.

“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” shall have the meaning set forth in Section 2.2(a).

“Economic Interest Percentage” means, with respect to any Person as of any date, the percentage equal to (i) the aggregate number of shares of Common Stock Beneficially Owned by such Person and its Affiliates (treating any convertible securities of the Company that are Beneficially Owned by such Person or its Affiliates as fully converted into the underlying Common Stock) divided by (ii) the then-outstanding shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Group” shall have the meaning set forth in Section 3.1(f).

“Guaranteed Obligations” shall have the meaning set forth in Section 5A.02(f).

“Warrantor” shall have the meaning set forth in the Preamble.

“Guaranty” shall have the meaning set forth in Section 5A.01(b).

“Initial Closing” shall have the meaning set forth in the Purchase Agreement.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Rights Termination Event” shall be deemed to have occurred if, at the close of any Business Day following the date hereof, any of (i) the Economic Interest Percentage of the Investor in accordance with the terms hereof is (A) during the period from the date of this Agreement to the Second Closing, 5% or less or (B) during the period from and after the Second Closing, 10% or less (following either of which, Investor and Warrantor agree, the Economic Interest Percentage of the Investor shall never exceed such percentage), (ii) there shall have been a Change of Control of the Company, or (iii) excluding disability absences due to illness, during the period commencing on the date hereof and ending on the third anniversary of the Second Closing, for a period in excess of three months (in order to allow for sabbaticals and similar temporary absences) two of Roberta Lipson, Lawrence Pemble and Elyse Beth Silverberg shall (in the reasonable judgment of the Board) not have been employed by, on the board of or otherwise involved in providing substantive services to the Company or any subsidiary thereof, including without limitation the JV referred to in the Purchase Agreement), which number two shall be three upon such third anniversary or if the Second Closing does not occur in accordance with the terms of the Stock Purchase Agreement; provided however that, notwithstanding the foregoing, an Investor Rights Termination Event shall occur on the seventh anniversary of the date hereof.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Lockup Date” shall have the meaning set forth in Section 4.1(a).

“Offer Shares” shall have the meaning set forth in Section 4.2(a).

“Other Shares” shall have the meaning set forth in the Recitals.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Prohibited Person” means any Person that (i) appears on any list issued by an applicable Governmental Authority or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargoes, or (ii) directly or indirectly, or together with its Affiliates, owns or operates health care facilities of any kind in any jurisdiction or otherwise engages or has publicly announced its intention to engage in any material respect in any business in which the Company, directly or indirectly, engages or has publicly announced its intention to engage in any jurisdiction worldwide.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Qualified Nominee” shall have the meaning set forth in Section 2.3(a).

“ROFO Option Period” shall have the meaning set forth in Section 4.2(b).

“ROFO Price” shall have the meaning set forth in Section 4.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Second Closing” shall have the meaning set forth in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Recitals.

“Standstill Interest” means: for any date prior to the Initial Closing, 14.9% of the then-outstanding shares of Common Stock; for any date from the Initial Closing and prior to the Second Closing, 20% of the then-outstanding shares of Common Stock; and after the Second Closing, 25% of the then-outstanding shares of Common Stock.

“Subject Shares” shall have the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any Affiliate of such Person that is controlled by such Person.

“Transaction Agreements” means, collectively, this Agreement and the Purchase Agreement.

“Transfer” shall have the meaning set forth in Section 4.1(a).

“Voting Obligation Termination Event” shall be deemed to have occurred if, at the close of any Business Day following the date hereof, any of (i) the Economic Interest Percentage of the Investor in accordance with the terms hereof is 5% or less (following which, Investor and Warrantor agree, the Economic Interest Percentage of the Investor shall never exceed such percentage), (ii) there shall have been a Change of Control of the Company, or (iii) excluding disability and absences due to illness, during the period commencing on the date hereof and ending on the third anniversary of the Second Closing, for a period in excess of three months (in order to allow for sabbaticals and similar temporary absences) two of Roberta Lipson, Lawrence Pemble and Elyse Beth Silverberg (in the reasonable judgment of the Board) shall not have been employed by, on the board of or otherwise involved in providing substantive services to the Company or any subsidiary thereof, including without limitation the JV referred to in the Purchase Agreement), which number two shall be three upon the third anniversary of the date hereof or if the Second Closing shall not have occurred in accordance with the terms of the Stock Purchase Agreement; provided however that, notwithstanding the foregoing, a Voting Obligation Termination Event shall occur on the seventh anniversary of the date hereof.

“Voting Securities” shall have the meaning set forth in Section 2.1(c).

Section 1.2.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)   when a reference is made in this Agreement to an Article, Recital, Section or Exhibit, such reference is to an Article, Recital or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)   the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)   any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g)   references to a Person are also to its successors and permitted assigns;

(h)   the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(i)   capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

ARTICLE II

VOTING RIGHTS; BOARD REPRESENTATION; DIVIDENDS;
CORPORATE OPPORTUNITIES

Section 2.1.  Voting of Shares.

(a)   Subject to Sections 2.1(b), 2.2 and 3.1, the Investor shall have full voting rights with respect to the Subject Shares pursuant to the Company’s certificate of incorporation and by-laws and applicable Law.

(b)   The Investor hereby agrees that, until such time as a Voting Obligation Termination Event has occurred, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof (a “Company Stockholders’ Meeting”), or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company:

(i)   the Investor shall appear at such Company Stockholders’ Meeting or otherwise cause all Subject Shares to be counted as present thereat for the purpose of establishing a quorum, and

(ii)   with respect to any matter upon which a vote, consent or other approval (including by written consent) is sought by or from the stockholders of the Company (x) for the election or removal of directors of the Company (or relating to procedures applicable to the election of directors), (y) relating to equity incentive plans or other employee or director compensation matters or (z) with respect to or in connection with any proxy or consent solicitation involving any proposal or offer (including without limitation any proposal or offer to stockholders of the Company) not agreed to by the Company, for a merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or to acquire in any manner, directly or indirectly, an equity interest in any Voting Securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries, then in all of the foregoing instances the Investor shall vote and cause to be voted all Subject Shares in the manner recommended by the Board at any such Company Stockholders’ Meeting or under any such other circumstances upon which a vote, consent or other approval (including by written consent) is sought.

(c)   For purposes of this Agreement: (i) “Subject Shares” means, at any given time, such Voting Securities as the Investor may directly or indirectly Beneficially Own at such time, including without limitation all Voting Securities owned, directly or indirectly, by Affiliates of the Investor; and (ii) “Voting Securities” means securities of the Company having the power generally to vote on the election of directors and other matters submitted to a vote of stockholders of the Company.  For the avoidance of doubt, Voting Securities includes without limitation the Shares and the Other Shares.

Section 2.2.  Irrevocable Proxy.

(a)   As security for the Investor’s and the Warrantor’s obligations under Section 2.1 and the obligations under Section 2.1 of each Person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein, each of the Investor, the Warrantor and each Person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein hereby irrevocably constitutes and appoints the Company as its attorney and proxy in accordance with the Delaware General Corporation Law (“DGCL”), with full power of substitution and re-substitution, to cause all shares of Common Stock Beneficially Owned by it and its Affiliates, regardless of whether such ownership is direct or indirect, to be counted as present at any Company Stockholders’ Meeting, to vote all shares of Common Stock Beneficially Owned by it and its Affiliates at any Company Stockholders’ Meeting, and to execute consents in respect of all shares of Common Stock Beneficially Owned by it and its Affiliates as, and solely in respect of the matters, provided in Sections 2.1(b)(ii)(x), 2.1(b)(ii)(y) and 2.1(b)(ii)(z). The Investor, the Warrantor and each Person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein hereby revoke all other proxies and powers of attorney with respect to the shares of Common Stock Beneficially Owned by it and its Affiliates that it or they may have heretofore appointed or granted, and represents that any proxies heretofore given in respect of all shares of Common Stock Beneficially Owned by it or its Affiliates, if any, are revocable.

(b)   Each of the Investor, the Warrantor and each Person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein hereby affirms that the irrevocable proxy set forth in this Section 2.2 is coupled with an interest and shall remain in effect for the duration of this Agreement, and, except as set forth in this Section 2.2, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.  If for any reason the proxy granted herein is not irrevocable, then the Investor, the Warrantor and each Person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein agree to vote (and to cause to be voted) all shares of Common Stock Beneficially Owned by it and its Affiliates in accordance with Section 2.1 above.

(c)   This irrevocable proxy shall not be terminated by any act of the Investor, of the Warrantor or of each person who executes and delivers to the Company a Joinder Agreement or a Pledgee Comfort Letter, as applicable and as provided herein or by operation of Law, except that this irrevocable proxy shall terminate upon the occurrence of a Voting Obligation Termination Event.

Section 2.3.  Board Representation.

(a)   Upon the occurrence of the Second Closing, (i) the Company shall increase the size of the Board by two directors and (ii) the Board shall fill these vacancies with two persons designated by the Investor who shall be reasonably acceptable to the Board (including that each such person shall have had at least five years of private industry experience, generally confirm the Company’s mission and strategy and qualify as “independent” in accordance with Nasdaq and the Exchange Act) and shall meet all qualifications required by written policy of the Company, including, without limitation, the Board, the Nominating and Governance Committee of the Board and the ethics and compliance program of the Company, in effect from time to time that apply to all nominees for the Board (a “Qualified Nominee”), all as set forth under “Corporate Governance” on the Company’s website at www.chindex.com.  In addition, the applicable definitions of “independent” as currently in effect are set forth on Exhibit C attached hereto.

(b)   Following the Second Closing and until the occurrence of an Investor Rights Termination Event, (i) at each annual meeting of the stockholders of the Company, the Board shall nominate and recommend for election two Qualified Nominees designated by the Investor to serve as directors on the Board (each a “Board Representative”) and shall use its reasonable best efforts to cause such persons to be elected to serve as directors on the Board (it being understood that such Qualified Nominees shall not be in addition to the persons designated by the Investor and serving on the Board pursuant to Section 2.3(a) above, and that the Investor’s right to designate two Qualified Nominees to serve on the Board at any given time shall be limited to two persons); provided that such efforts will not require the Company to postpone its annual meeting of stockholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board, including that the Company will not be obligated to pay extraordinary costs with regard to the election of such Qualified Nominees as directors and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Investor, the Board shall elect as a director to fill the vacancy so created a Qualified Nominee designated by the Investor to fill such vacancy.

(c)   Each of the Board Representatives, if any, shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committees thereof, to the same extent as the other members of the Board. The Company shall notify each Board Representative of all regular and special meetings of the Board and shall notify each Board Representative of all regular and special meetings of any committee of the Board of which the respective Board Representative is a member. The Company shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board concurrently as such materials are provided to the other members.

(d)   Investor acknowledges and agrees that if the Second Closing does not occur (i) Investor shall not have the right to designate a Qualified Nominee or a Board Representative, (ii) the Company shall have no obligation under paragraphs (a) - (c) of this Section 2.3 and (iii) neither the Investor nor any person designated by Investor as provided above in this Section 2.3 shall have any rights under this Section 2.3.

Section 2.4.  Dividends.  The Investor shall be entitled to full dividends as a holder of shares of Common Stock as and when declared and paid by the Company in accordance with the Company’s certificate of incorporation and by-laws and applicable Law.

ARTICLE III

STANDSTILL AND CERTAIN PROHIBITED TRANSACTIONS

Section 3.1.  Standstill.  From and after the date hereof and until an Investor Rights Termination Event, the Investor shall not and shall not permit its Affiliates to, without the prior written consent of the Company set forth in a resolution adopted by the Board, in its sole discretion:

(a)   acquire, hold, vote or dispose, offer to acquire, hold, vote or dispose, or agree to acquire, hold, vote or dispose, directly or indirectly, by purchase or otherwise, any Voting Securities or direct or indirect rights to acquire any Voting Securities of the Company or any Subsidiary thereof, or of any successor to the Company, or any assets of the Company or any Subsidiary or division thereof or of any such successor other than as expressly provided herein;

(b)   seek representation on the Board or initiate, propose or solicit any change in the composition or size of the Board or the number of terms of the directors of the Board;

(c)   initiate, propose or solicit any material change in the business or corporate structure of the Company or to the Charter Documents or make any public statement with respect thereto;

(d)   make any statement or proposal, whether written or oral, to the Board, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, solicit or encourage any other person to make any such statement or proposal, or take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in this Section 3.1(d) or similar transaction or advise, assist or encourage any other persons in connection with the foregoing;

(e)   make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities of the Company, initiate or propose any shareholder proposal or induce or attempt to induce any other Person to initiate any shareholder proposal, or execute any written consent with respect to the Company;

(f)   form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) (a “Group”), in connection with any of the foregoing;

(g)   tender any shares of Common Stock Beneficially Owned by the Investor or its Affiliates to a third party which makes or intends to make an unsolicited acquisition proposal to the Company or provide debt or other financing in connection with such unsolicited proposal;

(h)   call or seek to call any special meeting of the Company’s shareholders for any reason whatsoever;

(i)   deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities other than this Agreement;

(j)   publicly or otherwise request the Company or the Board to amend, modify or waive any provision of this Agreement;

(k)   make a public request to the Company (or its directors, officers, shareholders, employees or agents) to take any action in respect of the foregoing matters;

(l)   disclose any intention, plan or arrangement inconsistent with the foregoing; or

(m)   grant any proxy to a third party in respect of any shares of Common Stock Beneficially Owned by the Investor or its Affiliates, except as provided in Section 2.2 hereof; provided, however, that the Investor shall be permitted to grant a proxy to a third party who has expressly agreed in writing to be bound by the terms of this Article III in form and substance satisfactory to the Board in its sole judgment.

Section 3.2.  Obligation to Divest.  If at any time the Investor or any of its Affiliates or the Company or any of its Affiliates becomes aware that the Investor and its Affiliates Beneficially Own, in the aggregate, shares of Common Stock representing more than the Standstill Interest, then the Investor and its Affiliates shall, as soon as is reasonably practicable, take all action reasonably necessary (including, without limitation, selling Common Stock on the open market  or to the Company or any of its Affiliates) to reduce the number of shares of Common Stock Beneficially Owned by them to a number that results in the Investor and its Affiliates (collectively) Beneficially Owning Common Stock representing no more than the Standstill Interest, and solely to the extent required to comply with this Section 3.2, the Transfer restrictions set forth in Section 4.1 below shall not apply but such Transfer shall be subject to the provisions of Section 4.2 without regard to the 5% threshold set forth therein.

Section 3.3.  Short Sales.  During the period from the date hereof and through the later of (i) the Lockup Date and (ii) the occurrence of an Investor Rights Termination Event, the Investor shall not, and shall not permit its Affiliates to, without the prior written consent of the Company set forth in a resolution adopted by the Board, directly or indirectly effect any short sale of the Common Stock Beneficially Owned by the Investor or its Affiliates.

Section 3.4.  Right to Top Up Shareholdings.

    (a)             Notwithstanding Section 3.1 of this Agreement, until the earlier to occur of the Second Closing and the third anniversary hereof, in the event the Initial Closing occurs and Investor (together with its Affiliates) purchases all of the Shares at the Initial Closing and thereafter the percentage computed by dividing the number of Subject Shares Beneficially Owned by Investor and its Affiliates (and including without limitation any Subject Shares that have been pledged or transferred as security) by the total number of outstanding shares of Common Stock of the Company is reduced to less than 20% (A) solely as the result of any combination of the issuance of Common Stock by the Company to employees or directors of the Company pursuant to the exercise or conversion by such persons of compensatory exercisable or convertible securities issued by the Company after the initial Closing and (B) in any event not in whole or in part as a result of any Transfer of any Subject Shares by Investor and its Affiliate (including any Transfer by any pledgee of any Subject Shares), the purchase by Investor (together with its Affiliates) of additional shares of Common Stock of the Company in the open market in an amount equal to 20% of the shares issued as contemplated by clause A above shall not be a breach of Section 3.1.  Investor shall give the Company prior written notice of any such purchase of additional shares of Common Stock.  Upon the written request of Investor to the Company, the Company and its Board shall take all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, rights agreement (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents, the Amended Rights Agreement and the DGCL that is applicable to the Investor and its Affiliates as a result of the Investor and/or its Affiliates exercising their rights to acquire such additional shares of Common Stock.  Such action shall be in addition to any action required to be taken by the Company and its Board pursuant to Section 5.08 of the Purchase Agreement.

    (b)             Notwithstanding Section 3.1 of this Agreement, in the event both the Initial Closing and the Second Closing occur and Investor (together with its Affiliates) purchases all of the Shares at the Initial Closing and the Second Closing and thereafter the percentage computed by dividing the number of Subject Shares Beneficially Owned by Investor and its Affiliates (and including without limitation any Subject Shares that have been pledged or transferred as security) by the total number of outstanding shares of Common Stock of the Company is reduced to less than 20% (A) solely as the result of any combination of (i) acts, events or circumstances outside the control of Investor and its Affiliates (e.g., as a result of dilution resulting from the issuance by the Company of additional shares of Common Stock) or (ii) the issuance of Common Stock by the Company to employees or directors of the Company pursuant to the exercise or conversion by such persons of compensatory exercisable or convertible securities issued by the Company after the Second Closing and (B) in any event not in whole or in part as a result of any Transfer of any Subject Shares by Investor and its Affiliate (including any Transfer by any pledgee of any Subject Shares), the purchase by Investor (together with its Affiliates) of additional shares of Common Stock of the Company in the open market in such amount as may be necessary to cause the such percentage to be increased to 20% (but not in excess of 20%) shall not be a breach of Section 3.1.  Investor shall give the Company prior written notice of any such purchase of additional shares of Common Stock.  Upon the written request of Investor to the Company, the Company and its Board shall take all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, rights agreement (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents, the Amended Rights Agreement and the DGCL that is applicable to the Investor and its Affiliates as a result of the Investor and/or its Affiliates exercising their rights to acquire such additional shares of Common Stock.  Such action shall be in addition to any action required to be taken by the Company and its Board pursuant to Section 5.08 of the Purchase Agreement.

ARTICLE IV

TRANSFER

Section 4.1.  Transfer of Common Stock.

(a)   Subject to Section 4.1(d), the Investor shall not, and shall cause its Affiliates not to, directly or indirectly, transfer, sell, hedge, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of (including through the sale or purchase of options or other derivative instruments with respect to the Common Stock or otherwise) by operation of Law or otherwise (any such occurrence, a “Transfer”) (other than a Transfer (i) permitted in accordance with subsection (b), (d) or (f) below or (ii) required by, and in accordance with, Section 3.2 above), all or any portion of the Subject Shares, or their economic interest therein, prior to the fifth anniversary of the date hereof (such date, the “Lockup Date”) without the prior written consent of the Company set forth in a resolution adopted by the Board.

(b)   Subject to Section 4.1(d), after the Lock-up date, the Investor shall not, and shall cause its Affiliates not to, Transfer all or any portion of the Subject Shares, except (i) as permitted by the immediately following sentence, (ii) pursuant to Section 3.2 above, or (iii) pursuant to Section 4.2 below.  Notwithstanding the foregoing, following the first to occur of the first anniversary of the Second Closing and the third anniversary of the Initial Closing, transfers by Investor and its Affiliates after the first anniversary of the Second Closing of all or any portion of the Subject Shares pursuant to “brokers’ transactions” as such term is defined in Rule 144 of the Securities Act, in accordance with the volume limitations in paragraph (e) of Rule 144 as if such section were applicable and otherwise in compliance with such Rule shall not violate the restrictions set forth in Section 4.1(a) or this Section 4.1(b)

(c)   Any Transfer pursuant to Section 4.1(b) shall be subject to the following limitations:

(i)   Without limiting the other provisions of this Article IV, the Investor shall not, without the prior written consent of the Company set forth in a resolution adopted by the Board, knowingly dispose or agree to dispose (directly or indirectly, or pursuant to any series of related transactions intentionally structured to circumvent the provisions of this Article IV) of all or any portion of its shares of Common Stock, in one or a series of transactions (other than as described in Section 4.1(b)(i) or (ii) above), to any Person that at the time of the disposition is a Prohibited Person.

(ii)   The Investor shall not dispose of or agree to dispose of 3% or more of its shares of Common Stock to a single Person or Group, directly or indirectly, in a single transaction or a series of related transactions, unless such Person or Persons execute and deliver to the Company a Joinder Agreement, substantially in the form attached hereto as Exhibit A, agreeing to abide by Article III and Sections 2.1 and 2.2 of this Agreement; provided, however, that any underwriter, broker-dealer or registered agent that is registered as a broker-dealer under the Exchange Act and a member firm of the New York Stock Exchange shall not be considered as a Person or a member of a Group for purposes of this Section 4.1(c)(ii).

(d)   Notwithstanding the foregoing, the Investor may at any time:

(i)   Transfer shares of Common Stock owned by the Investor to an Affiliate; provided that prior to any Transfer pursuant to this Section 4.1(d)(i), such transferee shall have agreed in writing to be bound by the terms of this Agreement pursuant to documentation reasonably satisfactory to the Company; and provided, further, that no Transfer pursuant to this Section 4.1(d)(i) shall relieve any transferor from any liability for damages incurred or suffered by the Company as a result of any breach of this Agreement by such transferor;

(ii)   Transfer a maximum aggregate number of shares of Common Stock during the term of this Agreement constituting not more than 1% in the aggregate of the Company’s total outstanding shares of Common Stock at any given time; provided that such Transfers are made in the open market pursuant to ordinary brokerage transactions;

(iii)    tender its Subject Shares pursuant to a tender offer for the Common Stock that has been affirmatively recommended by a majority of the Board; or

(iv)   Transfer its Subject Shares pursuant to a merger that has been affirmatively recommended or approved by a majority of the Board.

(e)   Notwithstanding the occurrence of the Lockup Date and the second sentence of paragraph (b), the Company may, by written notice to Investor, designate in any period of 12 consecutive calendar months one or more “black out” periods during which no Subject Shares of Investor and its Affiliates may be sold without the prior written consent of the Company, which black out periods may not exceed an aggregate of 180 days during such 12 month period.  Investor shall not, and shall cause its Affiliates not to, directly or indirectly Transfer any of its or their Subject Shares during any such black out period.  The Company may impose stop-transfer instructions with respect to the Subject Shares until the end of such period.  In addition, if requested by the managing underwriter of an underwritten public offering by the Company of Common Stock, Investor shall, and shall cause its Affiliates to, agree with such managing underwriter not to sell or otherwise Transfer any Subject Shares for a period of up to 180 days (as requested by the managing underwriter) following the effective date of a registration statement with respect to such public offering.

(f)   Investor may (i) obtain a one-time full-recourse bridge loan from a single lender/pledgee to fund the purchase of the Shares to be purchased at the Initial Closing, pending receipt of the necessary governmental approvals to use Investor’s own cash for such purchase, which approvals Investor covenants to obtain as soon as possible after the Initial Closing; and (ii) following the Second Closing, obtain a full-recourse bridge loan from lenders or pledgees, each of which must be a major national or international bank or institutional lender in the United States or China (including Hong Kong) that ordinarily is in the business of making such loans and accepting such pledges. In addition, each such loan/pledge shall be subject to the following conditions:  (A) the term of any such pledge shall not exceed 12 months; (B) each such lender/pledgee shall execute and deliver to the

Company for its reliance a binding Pledgee Comfort Letter in the form attached hereto as Exhibit B for pledgees; (C) prior to any such loan and pledge, Investor and such lender/pledgee shall provide the Company with copies of all proposed agreements and other documents relating to such loan and pledge; (D) the rights of such lender/pledgee with respect to any such loan and pledge and any related documentation shall be non-assignable without the Company’s consent; and (E) Investor shall provide the Company with true and complete copies of all executed agreements and other documents relating to such short-term bridge loan and pledge and shall advise the Company in writing immediately upon any default or imminent default under such loan or pledge and the proposed remediation thereof.

(g)   Notwithstanding anything to the contrary herein, the restrictions on Transfer set forth in this Section 4.1 shall terminate upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean (i) a merger or consolidation approved by the Company’s stockholders in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such transaction; (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; (iii) the acquisition, directly or indirectly, by any Person or Group (other than the Company or a Person that directly or indirectly controls, is controlled by or is under common control with, the Company and other than a Group that includes Investor or any of its Affiliates) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (iv) a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Section 4.2.  Right of First Offer.

(a)   In the event that the Investor or its Affiliates desires to sell Subject Shares pursuant to Section 4.1(b) (other than Section 4.1(b)(i) or 4.1(b)(ii)) in an amount constituting more than 5% of the issued and outstanding shares of Common Stock in a single or series of related transactions, the Investor shall first offer such Subject Shares for purchase by the Company by promptly notifying the Company in writing of such offer, setting forth the number of Subject Shares proposed to be sold (the “Offer Shares”), the terms and conditions of sale, and the price or method of determining such price (the “ROFO Price”).

(b)   The Company shall have up to a period of thirty (30) days (the “ROFO Option Period”) after the receipt of such notice within which to notify the Investor in writing that it wishes to purchase the Offer Shares at the ROFO Price and upon the terms and conditions set forth in the Investor’s notice. If the Company gives such written notice within the ROFO Option Period then it shall have forty (40) days after it gives such notice to do all things necessary to consummate such acquisition of the Offer Shares, including entering into agreements relating to such acquisition. The Investor shall cooperate with the Company in obtaining all consents and approvals necessary to consummate the acquisition and shall execute and deliver such customary agreements as may be reasonably requested by the Company. If the Company receives such consents and approvals and enters into such agreements as are necessary to consummate such acquisition of the Offer Shares, then the Investor and its Affiliates, as applicable, shall be obligated to sell to the Company, and the Company shall be obligated to purchase from the Investor and its Affiliates, as applicable, the Offer Shares at the price and on the terms and conditions set forth in the Investor’s notice.

(c)   If the Company does not give written notice to the Investor within the ROFO Option Period or notifies the Investor in writing that it does not wish to purchase the Offer Shares, the Investor shall be free to secure a bona fide offer for the Offer Shares from a third party and sell the Offer Shares to such third party at a price equal to or greater than the ROFO Price, provided that (i) such sale to the bona fide third party is consummated within forty-five (45) days after the expiration of the ROFO Option Period at a price and upon the same terms and conditions, no more favorable to the third party than were set forth in the Investor’s notice to the Company (it being agreed by the Investor that if such sale is not consummated within such 45-day period, the Investor must re-commence the procedures provided in this Section 4.2 if it wishes to sell the Subject Shares), (ii) the Investor notifies the Company in writing of the name, address, telephone number and fax number of the transferee, along with the names and/or title of a “contact person” at such transferee, and (iii) the transferee of the Investor and its Affiliates executes a counterpart copy of this Agreement and thereby agrees prior to the sale, to be bound by all of the terms and provisions of this Agreement, as though it were the Investor.

Section 4.3.  Maintenance of Ownership.  In the event there is any direct or indirect transfer, sale, hedge, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition of (including through the sale or purchase of options or other derivative instruments with respect to) the shares or other equity interests in any Affiliate of Investor or Warrantor that owns any Subject Shares whether by operation of Law or otherwise or any other transaction, including a merger or consolidation or issuance of additional equity securities, that would result in such Affiliate ceasing to be an Affiliate of Investor and Warrantor, Investor and Warrantor shall, as a condition to such transaction, cause all Subject Shares owned or held by such Affiliate to be transferred to another Person that is a wholly-owned Subsidiary of Investor or Warrantor and cause such Person to enter into and deliver to the Company for its reliance a Joinder Agreement in accordance with Section 6.10.

Section 4.4.  Termination of Article IV.  Notwithstanding anything to the contrary contained herein, this Article IV shall terminate upon an Investor Rights Termination Event.

ARTICLE V

STOCK CERTIFICATES

Section 5.1.  Legend and Stop Transfer Order.  To assist in effectuating the provisions of this Agreement and the Purchase Agreement, the Investor on its own behalf and on behalf of each of its Affiliates hereby consents (i) in addition to any legend contemplated by the terms of the Purchase Agreement, to the placement, effective immediately, of the legend specified in Section 5.3 below on all certificates representing ownership of shares of Common Stock owned of record or Beneficially Owned by the Investor or any of its Affiliates as contemplated herein or otherwise unless and until such shares are sold, transferred or disposed of in a manner expressly permitted hereby to a person who is not then affiliated or related in any manner, directly or indirectly, with the Investor or any of its Affiliates, and (ii) to the entry effective immediately of stop transfer orders with the transfer agent or agents of the Common Stock against transfer of such shares except in compliance with the requirements of this Agreement.

Section 5.2.  Certificates Delivery.  To assist in effectuating the provisions of this Agreement and the Purchase Agreement, the Investor agrees to deliver and to cause each of its Affiliates to deliver to the Company simultaneously herewith certificates representing all shares of Common Stock owned of record or Beneficially Owned by the Investor or any of its Affiliates as of the date hereof, which shares the Investor hereby represents are all of the shares of Common Stock disclosed as owned by the Investor and its Affiliates in the Schedule 13G filed by Fosun Industrial Co., Limited with the SEC on November 18, 2009.  In addition, immediately following the acquisition by the Investor or any of its Affiliates of any and all other shares of Common Stock, the Investor shall and shall cause each such Affiliate to deliver to the Company certificates representing such other shares.  Each such certificate contemplated above forthwith shall be registered in the name of the Investor or its respective Affiliates owning the shares represented thereby, it being the intent that all such shares be subject to the terms of this Agreement and be registered on the stock records of the Company as owned directly in the name of the Investor and such Affiliates, respectively, and not in “street name.”

Section 5.3.  Legend Content.  The legend to be placed on each certificate pursuant to Section 5.1 shall read as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF JUNE 11, 2010 AMONG CHINDEX INTERNATIONAL, INC. AND FOSUN INTERNATIONAL LIMITED AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.  IN ADDITION TO RESTRICTIONS ON TRANSFER, SUCH AGREEMENT CONTAINS VOTING, STANDSTILL AND OTHER PROVISIONS.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE CORPORATE SECRETARY OF THE COMPANY.”

ARTICLE V-A

COMPLIANCE AND GUARANTEE AGREEMENT

As an inducement to the Company to enter into this Agreement, the Warrantor hereby agrees with the Company as follows:

Section 5A.01    Compliance and Guaranty.

(a)           The Warrantor shall comply with this Agreement as if the Warrantor were Investor, including without limitation the voting obligations set forth in Sections 2.1, the standstill and other provisions set forth in Article III and the transfer and related restrictions set forth in Article IV.

(b)           The Warrantor hereby unconditionally and irrevocably (i) guarantees the due and punctual payment and performance when due of the Guaranteed Obligations and (ii) agrees to pay any and all reasonable expenses (including reasonable legal expenses and reasonable attorneys’ fees) incurred by the Company in successfully enforcing any rights under this Article V-A (the “Guaranty”).

Section 5A.02   Waiver, Etc.

(a)           The Warrantor waives:

(i)           all notices of the creation, renewal, extension, accrual or amendment of any of the Guaranteed Obligations and notice or proof of reliance by the Company on this Guaranty or acceptance of this Guaranty;

(ii)           diligence, presentment, demand for payment, protest and notice of nonpayment or dishonor and all other notices and demands whatsoever relating to the Guaranteed Obligations or the requirement that the Company proceed first against the Investor or any other Person to collect payment or require performance of the Guaranteed Obligations or otherwise exhaust any right, power or remedy under the Transaction Agreements or any related document or agreement giving rise to any such Guaranteed Obligations to collect payment or require performance of the Guaranteed Obligations before proceeding hereunder; and

(iii)           all suretyship defenses including all defenses based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal.

(b)           The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance on this Guaranty, and all dealings between the Company and/or its Affiliates, on the one hand, and the Warrantor and/or the Warrantor’s Affiliates, on the other hand, in connection with the respective Transaction Agreements and the transactions contemplated hereby and thereby shall likewise conclusively be presumed to have been had or consummated in reliance on this Guaranty.

(c)           The Warrantor covenants that this Guaranty shall not be discharged except by complete performance of the Guaranteed Obligations.

(d)           The obligations of the Warrantor hereunder shall constitute a present and continuing guarantee of payment and performance and not of collectability only, shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense the Warrantor may have against the Company or any other Person, and shall remain in full force and effect until all Guaranteed Obligations have been satisfied and performed in full, without regard to any event whatsoever (whether or not the Warrantor shall have any knowledge or notice thereof or shall have consented thereto), including:

(i)           any amendment or modification of, or supplement to, the Transaction Agreements, any assignment, transfer or delegation of any of the rights, obligations, duties or covenants of any party to the Transaction Agreements or this Guaranty, any renewal or extension of time for the performance of any of the Guaranteed Obligations, or any furnishing or acceptance of security so furnished or accepted for any of the Guaranteed Obligations;

(ii)           any waiver, consent, extension, forbearance, release or substitution of security or other action or inaction under or in respect of the Transaction

Agreements or this Guaranty, or any exercise of, or failure to exercise, any right, remedy or power in respect hereof or thereof;

(iii)           any bankruptcy, insolvency, marshaling of assets and liabilities, arrangements, readjustment, composition, receivership, assignment for the benefit of creditors, liquidation or similar proceedings with respect to the Company, the Investor, the Warrantor or any of their respective Affiliates;

(iv)           the dissolution, sale or other disposition of all or substantially all of the assets of the Company, the Investor, the Warrantor or any of their respective Affiliates;

(v)           any default by the Company, the Investor, the Warrantor or any of their respective Affiliates under, or any invalidity or any unenforceability of, or any misrepresentation by the Company, the Investor, the Warrantor or any of their respective Affiliates in, or any irregularity or other defect in, the Transaction Agreements or this Guaranty, or any other instrument or agreement; or

(vi)           any other event, action or circumstance that would, in the absence of this Section 5A.02(d)(vi), result in the release or discharge of the Warrantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty or otherwise constitute a defense to this Guaranty.

(e)           Any term of this Guaranty to the contrary notwithstanding, if at any time any amount (constituting a Guaranteed Obligation) paid or payable by the Warrantor or the Investor is rescinded or must otherwise be restored or returned, whether upon or as a result of the appointment of a custodian, receiver or trustee or similar officer for the Warrantor or the Investor or any substantial part of its assets, or the insolvency, bankruptcy or reorganization of the Warrantor or the Investor or otherwise, the Warrantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(f)           For purposes of this Guaranty, “Guaranteed Obligations” means, collectively, (i) all amounts now or hereafter payable by the Investor (or any successor, assignee, transferee or delegatee of the Investor) under and pursuant to the Transaction Agreements, (ii) each and every other obligation required to be performed by the Investor under the Transaction Agreements, (iii) each and every obligation of any Affiliate of the Investor or the Warrantor under or pursuant to any Joinder Agreement entered into pursuant to this Agreement and (iv) each and every obligation of the Investor or any Affiliate of the Investor or the Warrantor under or pursuant to any judgment issued or settlement entered into in the resolution of any dispute under the Transaction Agreements, whether or not the Warrantor has had notice of any such dispute or related litigation or arbitration or any such judgment or settlement.

(g)           The Warrantor agrees that it will be bound by any judgment or settlement issued or entered into in the resolution of any dispute under the Transaction Agreements.

Section 5A.03    Obligations Independent.  The obligations of the Warrantor hereunder are independent of the Investor and of any Affiliate of the Investor or Warrantor.  Separate action or actions may be brought and prosecuted against the Warrantor, whether or not action is brought against the Investor or any such Affiliate and whether or not the Investor or any such Affiliate be joined in any such action or actions.

Section 5A.04   Effect of Assignment.  Any term of this Guaranty to the contrary notwithstanding, in the event that the Investor shall at any time assign or transfer any Transaction Agreement, or in the event the Investor or any Affiliate of the Investor or the Warrantor shall assign or delegate any of the Guaranteed Obligations, to any other Person(s), then this Guaranty shall remain in full force and effect and the Warrantor’s agreements and obligations herein shall be unaffected by such assignment, transfer or delegation, as the case may be.  In such case, references in this Guaranty to the Investor or such Affiliate shall apply on the same basis to such assignee(s), transferee(s) or delegate(s) as applicable.

ARTICLE VI

MISCELLANEOUS

Section 6.1.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.2.  Entire Agreement.  This Agreement (including the exhibits hereto), the Confidentiality Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Investor with respect to the subject matter hereof and thereof.  The confidentiality provisions of the Confidentiality Agreement are incorporated herein by reference and not superseded hereby.

Section 6.3.  Effect of Termination of Purchase Agreement.  In the event that the closing of the issuance, sale and purchase of any of the Shares contemplated by the Purchase Agreement is not consummated or the Purchase Agreement is otherwise terminated for any reason as provided therein, this Agreement shall govern all of the Shares, if any, that had been purchased pursuant to the Purchase Agreement through such date of termination and all of the Other Shares.  For the avoidance of doubt, in the event of termination of the Purchase Agreement for any reason as provided therein, the terms of this Agreement shall survive any such termination.

Section 6.4.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.4):

If to the Company:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

If to the Investor or Warrantor:

Fosun Industrial Co., Limited
Room 808
ICBC Tower
3 Garden Road
Hong Kong, China
Facsimile: (86) 021-63325063

Section 6.5.  Assignment; Effect of Joinder/Pledgee Comfort Letter.  (a)  This Agreement may not be assigned (by operation of Law or otherwise) without the express written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) and, in the case of an assignment by the Investor or the Warrantor, compliance with the following sentence; and any such assignment or attempted assignment without such consent shall be void.  In the event of any assignment by the Investor or the Warrantor, the assignee shall agree as a condition to the effectiveness of such assignment in a written instrument in form and substance satisfactory to the Company to assume and agree to be bound by the obligations of such party set forth in this Agreement.  No assignment by any party shall relieve such party from any of its obligations hereunder.

(b)           Upon the execution and delivery to the Company of a Joinder Agreement or a Pledgee Comfort Letter, as applicable, entered into by any Person pursuant to this Agreement, such Person will, to the extent provided in the Joinder Agreement or the Pledgee Comfort Letter, as applicable, become a party to this Agreement.

Section 6.6.  Compliance.  In connection with this Agreement and the transactions contemplated hereby, each of the parties hereto agrees to comply with, and conduct its business in conformity with, in all material respects all applicable Law (including applicable Law of the United States and those countries in which the Company or its Subsidiaries conduct business).

Section 6.7.  Amendment.  This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor, or (ii) by a waiver in accordance with Section 6.8.

Section 6.8.  Waiver.  The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.9.  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.10.  Affiliates of Investor and Warrantor.  Each of Investor and Warrantor shall cause each of its Affiliates that from time to time directly or indirectly owns any Subject Shares to comply with this Agreement as if such Affiliate were Investor, including without limitation the voting obligations set forth in Sections 2.1 and 2.2, the standstill and other provisions set forth in Article III and the transfer and related restrictions set forth in Article IV.  Investor and Warrantor shall cause each such Affiliate to execute and deliver to the Company for its reliance a Joinder Agreement, substantially in the form attached hereto as Exhibit A, agreeing to abide by and comply with the terms of this Agreement and granting the irrevocable proxies provided for in Section 2.2.

Section 6.11.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of Delaware or any other jurisdiction.

(b)   Each of the Investor, the Warrantor and the Company irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12.  No Consequential Damages.  No party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

Section 6.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of New York, in addition to any other remedy to which they are entitled at Law or in equity.

Section 6.14.  Nature of Agreement.  With respect to the contractual liability of the Investor to perform its obligations under this Agreement, with respect to itself or its property, the Investor agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.

Section 6.15.  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 6.16.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 6.17.  Tax Forms.  Upon execution of this Agreement (and at any other time or times prescribed by applicable Law or as reasonably requested by the Company), the Investor shall deliver to the Company a properly completed and duly executed IRS Form W-8EXP (or other applicable IRS Form), together with any other information necessary in order to establish an exemption from, and/or reduction of, U.S. federal income tax withholding. Except to the extent otherwise required by applicable Law, all payments to be made by the Company in respect of the Common Stock shall be made without deduction or withholding for or on account of U.S. federal income taxes. The Investor shall promptly notify the Company at any time such previously delivered IRS forms or information are no longer correct or valid.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
	Name:	Roberta Lipson
	Title:	Chief Executive Officer

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

[Stockholder Agreement Signature Page]